EXHIBIT 99.1

                              VITECH AMERICA, INC.
                           8807 NORTHWEST 23RD STREET
                              MIAMI, FL 33172 USA
                      PH: 305-477-1161, FAX: 305-477-1379

                  VITECH AMERICA REPORTS RECORD THIRD QUARTER
                       AND NINE MONTH SALES AND EARNINGS

Miami, FL, November 19, 1996 -- Vitech America, Inc. (NASDAQ.-VTCH) today announced record sales and earnings for the third quarter and nine months ended September 30, 1996.

For the third quarter sales rose 155 percent to $17,845,553 from $7,005,348 in the same 1995 period. Net income in 1996 grew to $2,100,604 from $79,554 in the same period last year. Earnings per share for the third quarter of 1996 increased to $0.25 from $0.01.

For the nine month period ended September 30, 1996, sales grew 60 percent to $43,925,852 from $27,462,396 in the comparable period in the prior year. Net income for the current nine months increased more than tenfold to $4,804,745, or $0.56 per share from $477,275, or $0.06 per share.

Vitech America, Inc. is a US-based manufacturer and distributor of personal computers, business systems integration and network equipment, and related products. The core business of Vitech is in the manufacturing, distributing, and selling of its own brand name PC's in Brazil.

The Company's initial public offering of 2,000,000 shares of Common Stock at a price of $10.00 per share took place on November 4, 1996.

                              VITECH AMERICA, INC.
                                  (Unaudited)

                        THREE MONTHS ENDED                   NINE MONTHS ENDED
                           SEPTEMBER 30,                        SEPTEMBER 30,
                       1996              1995              1996                1995
                    -----------        ----------       -----------         -----------
Sales:              $17,845,553        $7,005,348       $43,925,852         $27,462,396

Net Income:           2,100,604            79,554         4,804,745             477,275

Net Income
Per Share:                $0.25             $0.01             $0.56               $0.06

Weighted average
number of
common shares         8,508,606         8,235,255         8,508,606           8,235,255

     For more information please contact:
     Ed Kelly, Vitech America, Inc.:  (305) 477-1161
     Vicki Weiner, VMW, Inc. (212) 605-3140